EXHIBIT 10.2

FIRST ADDENDUM TO THE SUPPLY AGREEMENT

This First Addendum to the Supply agreement (the “Addendum”) is made by and between Alcatel, a French société anonyme having its registered office at 54 rue La Boetie 75008 Paris, France (hereafter “Alcatel”) and Avanex Corporation, a Delaware corporation having its principle place of business at 40919 Encyclopedia Circle, Fremont, California 94538, U.S.A. (hereafter the “Supplier”).

The Supplier and Alcatel are individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS

The Parties signed on July 31 2003 (dated June 18, 2003) a Supply Agreement (hereafter the “Agreement”).

The Parties signed on July 31 2003 a Frame Purchase Agreement (hereafter the “FPA”)

The Parties signed on October 12, 2005 a Memorandum of Understanding (hereafter the “MoU”).

As part of the mutual considerations of the MoU, the Parties want to extend the term of the Agreement until October 5, 2007 and provide for the making of certain down payments as further detailed hereunder.

NOW THEREFORE, in furtherance of the foregoing recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows.

Article 1 Term

Article 7 of the Agreement is hereby amended to extend the term of the Agreement until October 5, 2007.

Article 2 Down Payment

In accordance with clause 6 of the MoU, Alcatel Italia Spa and Alcatel Submarine Networks Ltd. will provide Avanex France an advance payment, shared in equal proportion by each (i.e. 2.5M€ for Alcatel Italia and 2.5M€ for Alcatel Submarine Networks) of five million euros (5,000,000€) for products to be ordered in the following manner:

a)	two million euros (2,000,000€) within seven days of the execution of this Addendum;

b)	three million euros (3,000,000€) at the later of x) the delivery to Alcatel Submarine Networks of all the filters currently on order (as specified in Appendix A hereto) for the current submarine projects or y) 15 December 2005.

This amount will be set off against any and all Avanex or Avanex Affiliated Companies invoices due for payment by any Alcatel Affiliated Company in the following manner:

i)	two million euros (2,000,000€) available for offset commencing one calendar year following the deposit of the funds into an Avanex France account.

ii)	three million euros (3,000,000€) available for offset commencing one calendar year following the deposit of such amount into an Avanex France account.

All products ordered and delivered before the earliest such dates will be paid for in accordance with the terms of the FPA. All invoices that will become due after the earlier of such dates, up to advanced amount, notwithstanding section 6.2.2 of the FPA, will be compensated against the above-mentioned down payments.

Article 3 Other terms

The Agreement and the FPA remain otherwise unchanged and all of the Agreement’s non-conflicting terms apply to this Addendum as if incorporated herein.

IN WITNESS WHEREOF, the Parties duly represented have signed this Agreement in Paris on October 28, 2005 in two (2) original copies.

FOR ACKNOWLEDGEMENT
For Alcatel	Jan van Buggenum Vice President Alcatel Italy, Procurement /s/ Jan van Buggenum		Romano Valussi President OND /s/ Romano Valussi

For Avanex	Yves Le Maître Vice President & General Manager
	/s/ Yves Le Maître	10/28/2005